SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 30, 2010

KENDLE INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )
441 Vine Street, Suite 500, Cincinnati, Ohio
45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) Simon S. Higginbotham, Senior Vice President and Chief Marketing Officer, will depart Kendle International Inc. (the “Company”) effective September 1, 2010.  In connection with the departure, the Company and Mr. Higginbotham entered into a Severance Agreement pursuant to which the Company agrees to pay Mr. Higginbotham:  (i) severance equal to $156,570.00; and (ii) any earned but unused paid time off.  Mr. Higginbotham will have 89 days under the Company’s 2007 Stock Incentive Plan to exercise any vested stock options with respect to the Company’s common stock.  The Severance Agreement conditions the Company’s obligations upon Mr. Higginbotham’s waiver and release of any and all claims against the Company and his compliance with certain non-disclosure, non-competition and non-solicitation obligations.

In connection with the departure and the Severance Agreement, the Company and Mr. Higginbotham also entered into a Consulting Agreement pursuant to which Mr. Higginbotham agrees to provide certain consulting services to the Company for an initial term of ten months at a rate of $300.00 per hour, with a service commitment of approximately 50 hours per month and 500 hours over the initial term.  The consulting services will include, without limitation, certain transition services and support for strategic marketing initiatives and projects.  Mr. Higginbotham will also be reimbursed for travel and other expenses incurred as a direct result of services provided to the Company pursuant to the Consulting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENDLE INTERNATIONAL INC.

Date: August 30, 2010	By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius,
Vice President, Chief Legal Officer and Secretary